Exhibit 10.2

February 2, 2004

Mr. Arthur Bargonetti

185 West End Avenue

New York, NY 10025

Dear Art:

Set forth below are the amendments we have agreed upon to the Employment Agreement dated as of July 16, 2001, as amended by letter dated January 27, 2003 (collectively, the “Agreement”), between you (“Executive”) and Tommy Hilfiger U.S.A., Inc. (the “Company”). The following amendments are to become effective upon approval by the Tommy Hilfiger Corporation Compensation Committee:

1. Delete Section 1 of the Agreement and substitute the following:

“1. Term. The employment of Executive under this Agreement shall commence on July 16, 2001 and shall continue through September 30, 2004 (the “Term”), subject to the terms and provisions of this Agreement”.

2. Add the following at the end of Section 2 of the Agreement:

“Executive’s duties shall, in addition to his current responsibilities, include, but not be limited to, the items listed on the attached Exhibit A. Executive agrees that, in connection with performing his duties hereunder, the Company may, in its discretion, require Executive to travel periodically to the Netherlands, for periods to be determined by the Company. Executive agrees that, in the Company’s discretion, such travel will total a minimum of two (2) months between the date hereof and September 30, 2004, provided that such travel will not exceed 2 months unless Executive determines, in his reasonable discretion, that additional travel is necessary in order to fulfill his requirements under this Agreement. Executive also agrees that between the date hereof and September 30, 2004, all of his current responsibilities shall be transitioned to other Company executives, and he will assist in these transitions. A schedule showing the presently contemplated transition dates appears on the attached Exhibit B”.

3. Delete the first two sentences of Section 3(a) of the Agreement and substitute the following:

“Executive’s base salary (“Base Salary”) shall remain at the current rate of $625,200 per annum”.

4. Add the following sentence at the end of Section 3(b) of the Agreement:

“The Company agrees that Executive shall receive a pro rata portion of the guaranteed minimum bonus for the period Executive shall be employed by the Company during the Company’s fiscal year that ends on March 31, 2005. Such bonus shall be payable at the time the Company pays bonuses for the fiscal year ending March 31, 2005”.

5. Sections 3(f) and 3(g) of the Agreement shall be redesignated Sections 3(g) and 3(h) respectively, and the following Section 3(f) shall be added to the Agreement:

(f) “Spouse Travel. During the Term, the Company shall provide Executive’s spouse with one (1) round-trip first class airplane ticket between New York City and Amsterdam.”

6. Add the following sentence to the redesignated Section 3(g) of the Agreement:

“The Company agrees that, provided Executive’s employment hereunder is not terminated by the Company pursuant to Section 4(b) hereof, or by Executive for any reason other than for “Good Reason” (as defined in Section 5(a) below), Executive shall be eligible, during the twelve (12) month period following such termination, to exercise all stock options granted to Executive prior to the date of such termination which shall have vested on or prior to the date of such termination”.

7. Delete the first paragraph of Section 5(b) of the Agreement and substitute the following:

“Other Terminations. If, during or at the end of the Term, Executive’s employment under this Agreement is terminated by the Company other than under Section 4(a) or 4(b), or Executive terminates his employment for Good Reason or this Agreement expires at the end of the Term, the sole obligations of the Company to Executive shall be to make the payments described in clauses (i) and (ii) of Section 5(a), and subject to Executive providing the Company with the release described below, to pay Executive an amount equal to 50% of Executive’s Base Salary as of the date of termination on September 30, 2004 (payable in the October 15, 2004 paycheck) and an amount equal to 50% of such Base Salary on January 31, 2005, provided, however, that the January 31, 2005 payment shall be offset by any compensation and benefits Executive has received from other employment (including self-employment) and Company sponsored long-term disability between October 1, 2004 and January 31, 2005. The Company also agrees that, provided Executive is eligible to receive the October 1, 2004 and January 31, 2005 payments described above, Executive will receive reimbursement for COBRA payments for a maximum of eighteen (18) months from the date Executive’s employment ends if Executive is eligible for and elects COBRA coverage and submits cancelled checks representing Executive’s COBRA payments (or other proof of payment) to the Company’s Executive Vice President of Human Resources, provided, however, that the Company’s obligation to provide such reimbursement shall terminate upon Executive becoming eligible for health insurance coverage offered by another employer”.

8. Executive and the Company agree that the “non-competition” provisions of Section 6(b) of the Agreement shall expire on January 31, 2005.

Except as modified above, the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign this letter in the place indicated below, and return it to Howard Shapiro.

Sincerely,

/S/ Joel H. Newman

Joel H. Newman

C.O.O.

AGREEMENT CONFIRMED AS ABOVE STATED:

/s/ Arthur Bargonetti	2/2/04

Arthur Bargonetti	Date

Exhibit A To The Employment Agreement Dated As Of July 16, 2001

As Amended By Letters Dated January 27, 2003 And February 2, 2004

Between Arthur Bargonetti And Tommy Hilfiger U.S.A., Inc.

Executive’s duties under the Agreement shall, in addition to his current responsibilities, include, the following:

1. Evaluate and initiate an enterprise–wide MIS system.

2. Evaluate and implement distribution and operations controls and initiate systems in Europe.

3. Evaluate and implement credit operations and initiate systems in Europe.

4. Evaluate and implement off-price sales controls and initiate systems in Europe.

EXHIBIT A

Exhibit B To The Employment Agreement Dated as of July 16, 2001

As Amended by Letters Dated January 27, 2003 and February 2, 2004

Between Arthur Bargonetti and Tommy Hilfiger U.S.A., Inc.

Schedule- Initiation of Transition:

1. Data Entry — February 23, 2004

2. Credit/Accounts Receivable — April 1, 2004.

3. Allocation and Distribution — June 15, 2004.

4. MIS and Off-Price Sales — September 30, 2004.

EXHIBIT B